EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
Cawley, Gillespie & Associates, Inc., hereby consents to the use in and incorporation by reference in this Registration Statement on Form S-8 of Chaparral Energy, Inc. (“Chaparral”) of information contained in our report for the year ending December 31, 2018, with respect to certain of Chaparral’s estimated reserves as of January 4, 2019, the use in this Registration Statement on Form S-8 of the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated January 4, 2019 included in the Annual Report on Form 10-K of Chaparral for the fiscal year ending December 31, 2018, as well as in the notes to the financial statements included therein.

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Austin, Texas
August 13, 2019